Exhibit 5.1
WesBanco,
Inc. One Bank Plaza
Wheeling, West Virginia 26003
Ladies and Gentlemen:
     We have acted as counsel for WesBanco, Inc., a West Virginia corporation (“WesBanco”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, (the “Act”) for the registration of shares of common stock, $2.0833 par value per share, of WesBanco (the “Shares”), that may be issued in connection with the merger of Oak Hill Financial, Inc., an Ohio corporation (“Oak Hill”), with and into WesBanco as described in the Registration Statement.
     We have participated in the preparation of the Registration Statement and have reviewed the Agreement and Plan of Merger, dated as of July 19, 2007, by and among WesBanco, WesBanco Bank, Inc., a West Virginia banking corporation and a wholly owned subsidiary of WesBanco, Oak Hill and Oak Hill Banks, an Ohio state-chartered bank and a wholly owned subsidiary of Oak Hill (the “Merger Agreement”). We have also reviewed originals or copies, certified or otherwise, identified to our satisfaction of all such corporate records of WesBanco and such other instruments and certificates of public officials, officers and representatives of WesBanco and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
     In rendering this opinion expressed below, we have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
     Based on and subject to the foregoing, we are of the opinion that the Shares have been legally authorized and, when the Registration Statement has become effective under the Act, the articles of merger have been duly filed with the Secretary of State of the State of West Virginia and the certificate of merger has been duly filed with the Secretary of State of the State of Ohio, and the Shares have been duly issued in accordance with the Merger Agreement, the Shares will be validly issued, fully paid, and nonassessable.

Wesbanco, Inc.
September 21, 2007

     The foregoing opinion is limited to the federal law of the United States of America and the West Virginia Business Corporation Act (including the applicable reported judicial decisions interpreting that law).
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to our firm and this opinion under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours very truly, PHILLIPS, GARDILL, KAISER & ALTMEYER, PLLC
By:	/s/ JAMES C. GARDILL

JCG/mrnr